May 8, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Magnegas Corporation
File#	000-51883

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Magnegas Corporation and Gately & Associates, LLC ceased as of May 1, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including December 31, 2006. For the period from December 9, 2005 (inception) to December 31, 2005, and for the fiscal year ended December 31, 2006 and for any subsequent interim period through Gately & Associates, LLC’s dismissal on May 1, 2007, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Amended Form 8K dated May 8, 2007 of Magnegas, Inc. filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

/s/ Gately & Associates, LLC